Exhibit 99.1

For more information, contact at 214-665-8735:
Kathy Zielinski, Vice President Marketing
kzielinski@pestdefense.com

HOMETEAM PEST DEFENSE WINS “PARTNERS OF CHOICE” “A” QUALITY AWARD FOR SEVENTH TIME

Dallas, June 28, 2018 - HomeTeam Pest Defense, a Rollins, Inc. company, is proud to announce it again received the highly coveted “Partners of Choice” Quality Award from David Weekley Homes for the seventh time in eight years. David Weekley Homes is the largest privately held builder in the country and implemented its rigorous “Supplier Feedback Platform” 15 years ago.

“Our Supplier Feedback Platform is a practical way to measure world-class excellence,” said Bill Justus, vice president supply chain services and author of the innovation process. “This program demonstrates our commitment to partnering with all our participants. For if a company improves its performance with us, then we both become stronger competitors in the affected market.”

“Seven awards in eight years is quite an accomplishment. As a proud partner of David Weekley Homes, our employees strive every day to meet their stringent criteria for quality and service and their homebuyer demands. We are thrilled to be important partners of David Weekley Homes,” offered Jerry Gahlhoff, president of specialty brands at Rollins, Inc. “Each year they push us to be a better quality company, and we appreciate it.”

“HomeTeam performs thousands of services for David Weekley Homes in the 13 cities where we conduct business. Once again receiving this award confirms we are achieving our goal to provide top-notch quality and exceptional service to our business partners and homeowners,” stated John Wilson, president and chief operating officer of Rollins, Inc.

About HomeTeam Pest Defense, Inc.
HomeTeam Pest Defense, established in 1996, is an award-winning leader in the pest management industry and is currently ranked #1 in servicing home builders. HomeTeam has installed over 1,000,000 homes with Taexx®, a built-in pest control system. The company offers termite protection services and innovative pest control. The company has over 50 locations throughout the United States and partners with homeowners and home builders to provide over 1,000,000 services a year. HomeTeam is a wholly-owned subsidiary of Atlanta-based Rollins, Inc. (NYSE:ROL). You can learn more about Rollins and HomeTeam at www.rollins.com and www.pestdefense.com.
About Rollins, Inc.
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., OPC Pest Services, PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About David Weekley Homes
David Weekley Homes, founded in 1976, is headquartered in Houston and operates in 22 cities across the United States. David Weekley Homes was the first builder in the United States to be awarded the Triple Crown of American Home Building, an honor which includes “America’s Best Builder,” “National Housing Quality Award” and “National Builder of the Year.” Weekley has also appeared 12 times on FORTUNE magazine’s “100 Best Companies to Work For®” list. Since inception, David Weekley Homes has closed more than 80,000 homes. For more information about David Weekley Homes, visit the company’s website at www.davidweekleyhomes.com.